Registration No. 333-164683

Registration No. 333-147758

Registration No. 333-147569

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT NO. 333-164683

POST-EFFECTIVE AMENDMENT NO. 4

TO FORM S-3 REGISTRATION STATEMENT NO. 333-147758

POST-EFFECTIVE AMENDMENT NO. 4

TO FORM S-3 REGISTRATION STATEMENT NO. 333-147569

UNDER

THE SECURITIES ACT OF 1933

INFOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1983837
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

101 East County Line Road, Suite 210

Hatboro, Pennsylvania 19040

(215) 604-0691

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bruce H. Beatt, Esquire

c/o The Stanley Works

1000 Stanley Drive

New Britain, CT 06053

(860) 225-5111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher R. Johnson, Esquire

Miles & Stockbridge P.C.

10 Light Street

Baltimore, Maryland 21202

(410) 385-3532

(410) 385-3700 (fax)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) of the Securities Act, check the following box ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filed, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), previously filed by InfoLogix, Inc. (the “Company”):

•

Registration Statement on Form S-3, File No. 333-164683, filed on February 3, 2010, as subsequently amended by pre-effective amendments, which registered the resale by the selling stockholders identified therein of 3,364,738 shares of common stock, $0.00001 par value per share (the “Common Stock”), of the Company.

•

Registration Statement on Form S-3, File No. 333-147758, filed on November 30, 2007, as subsequently amended by post-effective amendments, which registered the resale by the selling stockholders identified therein of 2,158,333 shares of Common Stock.

•

Registration Statement on Form S-3, File No. 333-147569, filed on November 21, 2007, as subsequently amended by post-effective amendments, which registered the resale by the selling stockholders identified therein of 8,500,000 shares of Common Stock.

On January 18, 2011, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 15, 2010, by and among Stanley Black & Decker, Inc. a Connecticut corporation (“Parent”), Iconic Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged (the “Merger”) with and into the Company, with the Company becoming a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding share of the Common Stock was cancelled and converted automatically into the right to receive $4.75 in cash, without interest, except for shares (i) in respect of which appraisal rights have been properly exercised under Delaware law and (ii) owned by the Company or any of its wholly owned subsidiaries or by Parent or any of its wholly owned subsidiaries. Further, at the effective time of the Merger, options to acquire shares of Common Stock held by three of the Company’s executive officers and the vested stock options to acquire shares of the Common Stock that were held by two members of the Company’s board of directors were cancelled in exchange for an amount per share of Common Stock underlying the applicable stock option equal to $4.75 less the exercise price payable in respect of each share of Common Stock underlying the stock option. Furthermore, each warrant to acquire shares of Common Stock that were, at the effective time of the Merger, that was outstanding and unexercised immediately prior to the effective time of the Merger, were cancelled in exchange for an amount per share of Common Stock underlying the applicable warrant equal to $4.75 less the exercise price payable in respect of each share of Common Stock underlying the warrant.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements but which remain unsold as of the filing date of these Post-Effective Amendments, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hatboro, State of Pennsylvania, on January 18, 2011.

INFOLOGIX, INC.

By	/s/ DAVID GULIAN
David Gulian Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to Registration Statements have been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

Principal Executive Officer

/s/ DAVID GULIAN David Gulian	Chief Executive Officer	January 18, 2011

Principal Financial Officer and Principal Accounting Officer

/s/ JOHN A. ROBERTS John A. Roberts	Chief Financial Officer	January 18, 2011

/s/ BRUCE H. BEATT Bruce H. Beatt	Director	January 18, 2011

/s/ CRAIG A. DOUGLAS Craig A. Douglas	Director	January 18, 2011